Exhibit 1.2

Execution copy

COLONIAL REALTY LIMITED PARTNERSHIP
(a Delaware Limited Partnership)

Debt Securities

TERMS AGREEMENT

Dated: June 16, 2004

To:   COLONIAL REALTY LIMITED PARTNERSHIP

2101 6th Avenue North
Suite 750
Birmingham, Alabama 35203

Attention:

Ladies and Gentlemen:

     We (the “Representatives”) understand that Colonial Realty Limited Partnership, a Delaware limited partnership (the “Operating Partnership”), proposes to issue and sell $300,000,000 aggregate principal amount of its senior debt securities (such debt securities being hereinafter referred to as the “Underwritten Securities”). Subject to the terms and conditions set forth or incorporated by reference herein, the underwriters named below (the “Underwriters”) offer to purchase, severally and not jointly, the respective principal amounts of Underwritten Securities (as defined in the Underwriting Agreement referenced below) set forth below opposite their respective names at the purchase price set forth below.

Principal Amount of
Underwriter	Underwritten Securities
Citigroup Global Markets Inc.	$120,000,000
Banc of America Securities LLC	75,000,000
Bear, Stearns & Co., Inc.	35,000,000
SouthTrust Securities, Inc.	35,000,000
Wachovia Capital Markets, LLC	35,000,000

Total	$300,000,000

     The Underwritten Securities shall have the following terms:

Title:	6.25% Senior Notes due 2014

Rank:	Pari passu with all other unsecured and
unsubordinated indebtedness of the
Operating Partnership

Ratings:	Baa3/BBB-

Aggregate principal amount:	$300,000,000

Denominations:	$1,000 and integral multiples thereof

Currency of payment:	U.S. dollars

Interest rate or formula:	6.25% per annum

Interest payment dates:	Payable semi-annually in arrears
on each June 15 and December 15,
commencing December 15, 2004

Regular record dates:	June 1 and December 1, as applicable

Stated maturity date:	June 15, 2014

Redemption provisions:	Redeemable at any time at the option of the
Operating Partnership, in whole or
in part, at a redemption price equal
to the sum of: (i) the
principal amount of the Underwritten
Securities being redeemed plus
accrued but unpaid interest to the
redemption date; and (ii) the
Make-Whole Amount, if any

Sinking fund requirements:	N/A

Conversion provisions:	N/A

Listing requirements:	N/A

Black-out provisions:	The Operating Partnership will not from
the date of this Terms Agreement through
the Closing Time, without the prior
written consent of Citigroup Global
Markets Inc. and Banc of America
Securities LLC, offer, sell or contract
to sell, or otherwise dispose of (or
enter into any transaction which is
designed to, or might reasonably be
expected to, result in the disposition
(whether by actual disposition or
effective economic disposition due to
cash settlement or otherwise) by the
Operating Partnership or any affiliate
of the Operating Partnership or any
person in privity with the Operating
Partnership or any Affiliate of the
Operating Partnership), directly or
indirectly, or announce the offering of,
any debt securities issued or guaranteed
by the Operating Partnership (other than
the Underwritten Securities listed
above).

Fixed or Variable Price Offering:	Fixed Price Offering

Initial public offering price per Underwritten Security:	99.30% of the principal amount, plus accrued interest, if any, from June 23, 2004

Purchase price per Underwritten Security:	98.65% of the principal amount, plus accrued interest, if any, from June 23, 2004

Other terms and conditions:	N/A

Closing date and location:	June 23, 2004 at Sidley Austin Brown & Wood LLP at
9:00 A.M.

     All the provisions contained in the document attached as Annex A hereto entitled “Colonial Realty Limited Partnership — Debt Securities — Underwriting Agreement” are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.

     Please accept this offer by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.
BANC OF AMERICA SECURITIES LLC
BEAR, STEARNS & CO. INC.
SOUTHTRUST SECURITIES, INC.
WACHOVIA CAPITAL MARKETS, LLC

By: Citigroup Global Markets Inc.

By:	/s/ Mark Chu

Name: Mark Chu
Title: Vice President

By: Banc of America Securities LLC

By:	/s/ Peter J. Carbone

Name: Peter J. Carbone
Title: Vice President

Acting on behalf of themselves and the other named Underwriters.

Accepted:

COLONIAL REALTY LIMITED PARTNERSHIP, the Operating Partnership

By:	Colonial Properties Trust (its general partner)

By:	/s/ Weston M. Andress

Name: Weston M. Andress
Title: Chief Financial and Investment Officer

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